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                                                Filed Pursuant to Rule 424(b)(2)
                                                  SEC Registration No. 333-58816



                             PROSPECTUS SUPPLEMENT
                       (To Prospectus Dated May 4, 2001)



                           IRVINE SENSORS CORPORATION



                        3,333,333 Shares of Common Stock



     This is an offering of 3,333,333 shares of our common stock. In addition, for each share sold, iNetWorks Corporation, one of our consolidated subsidiaries, is issuing two five-year warrants each to purchase one share of common stock of iNetWorks at $1.00 per share, exercisable beginning one year from the date of issuance. The purchase price for a unit of one share and two iNetWorks warrants is $0.50.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol IRSN. On July 17, 2001, the closing price of our common stock was $0.64. You should read this prospectus supplement and the related prospectus carefully before you invest.

     In lieu of a cash commission, we have agreed to compensate the finder in securities identical to the securities sold in the offering. Accordingly, an additional 131,667 shares of our common stock will be issued in connection with the offering, together with iNetWorks warrants. The finder is also entitled to a warrant to purchase 5% of the securities purchased by investors introduced by it at an exercise price of $1.35.
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Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 13 of our prospectus dated May 4, 2001.
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    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this prospectus supplement is July 18, 2001.

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                               _________________

                               TABLE OF CONTENTS

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                                                                            Page
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Use of Proceeds..........................................................   S-2
Market for Our Common Stock..............................................   S-2
Plan of Distribution.....................................................   S-3
Forward Looking Statements...............................................   S-3

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                                USE OF PROCEEDS

     The net proceeds from this offering will be approximately $1,660,000. We plan to use the net proceeds for working capital and general corporate purposes.


                          MARKET FOR OUR COMMON STOCK

     On July 17, 2001, the closing price of our common stock, as traded on the Nasdaq SmallCap Market was $0.64. As of such date and before the shares issued pursuant to this prospectus supplement, we had outstanding a total of 55,375,364 shares of common stock issued and outstanding. Following the offering, we will have outstanding a total of 58,840,364 shares of common stock.

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                              PLAN OF DISTRIBUTION

     We are offering 3,333,333 shares of our common under this prospectus supplement for an aggregate purchase price of $1,666,666.50 at a price of $0.50 per share. For each share of our common stock sold in this offering, iNetWorks Corporation, our consolidated subsidiary, will issue to the investors two five-year warrants to purchase its common stock at a price of $1.00 per share. Upon the sale of these securities, we have agreed to pay a five percent finders fee to Atlas Capital Services, Inc., which is payable in units identical to the securities sold to the investors introduced by Atlas for a total of 131,667 shares and iNetWorks warrants to purchase up to 263,334 shares of iNetWorks common stock. We will also issue to Atlas five-year warrants to purchase an amount of our common stock and iNetWorks warrants equal to five percent of the securities sold in this offering as a result of investments made by investors introduced by them. Accordingly, the finder's warrants will represent the right to purchase an aggregate of 131,667 units consisting of one share of our common stock and two iNetWorks warrants. The finder's warrants for units will be exercisable at $1.00. We will not pay any other compensation in connection with this sale of the securities. We have agreed to indemnify Atlas Capital against liabilities under the Securities Act of 1933. Atlas has no material relationship to our company or our officers and directors.



                           FORWARD LOOKING STATEMENTS

     Some of the information in the May 4, 2001 prospectus and this prospectus supplement may be deemed forward-looking statements which involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these or similar words carefully because they (1) discuss our expectations about our future performance; (2) contain projections of our future operating results or of our future financial condition; (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors discussed in "Risk Factors," which can be found beginning on page 13 of the May 4, 2001 prospectus, as well as any cautionary language in that prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You will find additional risks described from time to time in our filings with the SEC. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could have a material and adverse effect on our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements.

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